Exhibit 99.1



Telegen Corporation Files Petition for Reorganization

October 29, 1998

Redwood City, CA.-- Telegen Corporation announced today that the Company has voluntarily filed a petition for reorganization under Chapter 11 in the United States Bankruptcy Court for the Northern District of California.

The Chapter 11 case is pending before U.S. Bankruptcy Court Judge Dennis Montali and the Company is continuing in business as a debtor in possession. Under Chapter 11, the Company will obtain an opportunity to reorganize its affairs under the protection of the Court while it seeks to implement restructuring initiatives.

Jessica L. Stevens, Chief Executive Officer, said, "The decision to file under Chapter 11 was a very difficult one. After careful analysis of the financial health of the Company, we concluded that the best way to protect the value of the Company and its business is to proceed with the protection of the Court. Chapter 11 allows us to continue operating while we consider all our strategic alternatives and develop a restructuring plan."

Telegen Corporation is located in Redwood City, California, and is developing a proprietary flat panel display technology known as HGED. The Company's stock is traded on the electronic bulletin board under the symbol TLGN.

More  information  may  be  found  on  the  Telegen   Corporation  web  site  at
http://www.telegen.com.